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T. ROWE PRICE FUNDS
IMPORTANT PROXY NOTICE

The recent proxy mailing you received contained two identical proxy cards even though you had two separate accounts in the funds covered in the combined proxy statement for the CAPITAL APPRECIATION, EQUITY INCOME and NEW AMERICA GROWTH FUNDS. We knew that you had two accounts, so we were able to save the expense, which is borne by the funds, of printing and mailing two separate sets of proxy material to you. The sole difference between the two should have been the proxy card.

For those of you who heeded our request that you vote right away, we apologize for the inconvenience of asking you to vote and return the enclosed proxy card. If you sent us both of the original cards, rest assured that only one of them will be used in tabulating the overall vote. Call us at 1-800-225-5132 if you would like another proxy statement.

We want you to know that the funds are not being charged for this mailing. The firm we retained to do the proxy solicitation has offered to absorb all the costs associated with sending you the card which was omitted from the initial mailing.

If you have not yet voted, we encourage you to take a minute right now to do so. Your votes are important and could save the funds the expense of a follow-up solicitation.

March 14, 1994

                                            T. ROWE PRICE (LOGO)